EXHIBIT 4.2

NEXX SYSTEMS, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

October 27, 2009

This Third Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of the date set forth above (the “Effective Date”) by and among Nexx Systems, Inc., a Delaware corporation (the “Company”), and the holders of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, collectively with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Securities”) listed on Exhibit A hereto, as may be updated from time to time.  The holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, the holders of the Series A Preferred Stock were granted rights and privileges set forth in that certain Amended and Restated Securityholders’ Agreement dated as of March 26, 2003 (the “Original Rights Agreement”);

WHEREAS, the Original Rights Agreement was amended, restated and replaced by holders of the Series A Preferred Stock and holders of the Series B Preferred Stock were granted rights and privileges set forth in that certain Investor Rights Agreement dated as of May 7, 2004 (the “Investor Rights Agreement”);

WHEREAS, the Investor Rights Agreement was amended, restated and replaced by holders of the Series A Preferred Stock and the Series B Preferred Stock and holders of the Series C Preferred Stock were granted rights and privileges set forth in that certain Amended and Restated Investor Rigths Agreement dated as of September 20, 2005 (the “Restated Investor Rights Agreement”);

WHEREAS, the Investor Rights Agreement was amended, restated and replaced by holders of the Series A Preferred Stock, the Series B Preferred Stock,and the holders of the Series C Preferred Stock such that holders of the Series D Preferred Stock  and warrants to acquire shares of Series D Preferred Stock were granted rights and privileges set forth in that certain Amended and Restated Investor Rigths Agreement dated as of June 26, 2008 (the “Second Restated Investor Rights Agreement”);

WHEREAS, certain of the Investors are purchasing Units, each unit consisting of a share of Series D Preferred Stock and a warrant to purchase an additional share of Series D Preferred Stock, from the Company pursuant to that certain Series D Preferred Stock and Warrant Purchase Agreement of even date herewith (the “Purchase Agreement”) and as a condition to such purchase, such Investors have requested that the Company extend to them registration rights, information rights and other rights as set forth below;

WHEREAS, the Company and the Investors desire to enter into this Agreement to amend, restate and replace the rights provided for under the Restated Investor Rights Agreement with the rights set forth in this Agreement;

WHEREAS, Section 2.2 of the Second Restated Investor Rights Agreement provides that any provision of the Restated Investor Rights Agreement may be amended and the observance thereof may be waived with the written consent of the Company and certain of the securityholders’ named therein; and

WHEREAS, the undersigned parties to this Agreement, and their respective assignees, hold the required amount of such securities.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.   REGISTRATION RIGHTS.

1.1  Definitions.  For purposes of this Section 1:

(a) Registration.  The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities.  The term “Registrable Securities” means: (i) any and all shares of the Company’s common stock (“Common Stock”) issued or issuable upon the conversion of the Securities, (ii) any shares of Common Stock acquired by Sigma Partners 6, L.P., Sigma Associates 6, L.P., and Sigma Investors 6, L.P (collectively, “Sigma”) pursuant to the Stock Transfer Agreement between Sigma, and each of Newport Corporation, Richard S. Post, JFI II, L.P. and Peter M. Joost and Lindsay M. Joost, u/t/a dated April 11, 2002 dated as of the date hereof (the “Sigma Purchase Agreement”), (iii) any shares of Common Stock issuable upon exercise of any warrants to purchase shares of Series D Preferred Stock; and (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, all such shares of Common Stock described in clauses (i), (ii) and (iii) of this subsection.  The term “Registrable Securities” shall exclude in all cases, however, any shares described by (i), (ii), (iii) or (iv) of this subsection (b) sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any shares described by (i), (ii), (iii) or (iv) of this subsection (b) sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(c) Registrable Securities Then Outstanding.  The term “Registrable Securities Then Outstanding” shall mean those shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then-outstanding and then-exercisable options, warrants or convertible securities.

(d) Holder.  For purposes of this Section 1 and Section 2 hereof, the term “Holder” or “Holders” means any person or persons owning Registrable Securities.

(e) Form S-3.  The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC.  The term “SEC” means the United States Securities and Exchange Commission.

(g) Series B Holder.  The term “Series B Holder” means an owner of shares of Series B Preferred Stock.

(h) Series C Holder.  The term “Series C Holder” means an owner of shares of Series C Preferred Stock.

(i) Series D Holder.  The term “Series D Holder” means an owner of shares of Series D Preferred Stock and warrants to acquire shares of Series D Preferred Stock.

(j) Transfer.  The term “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of shares of the Series A Preferred Stock,  the Series B Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock (or the Common Stock issued or issuable upon the conversion of such shares), except (i) any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) if such shares are held by a partnership, corporation or trust, to partners, officers, employees, and affiliates of such partnership, corporation or trust or any partner, officer or employee of such affiliates (collectively, “Affiliates”), or to its general or limited partners, shareholders or beneficiaries, or to an entity owned by or organized for the benefit of the general or limited partners, shareholders, officers, directors, employees, Affiliates or beneficiaries of such holder, as applicable, (iii) pursuant to (A) a merger or consolidation of the Company with or into another corporation or corporations; (B) the winding up and dissolution of the Company; or (C) a transaction in which capital stock of the Company having more than 50% of the voting power of all the then outstanding capital stock of the Company is transferred or (iv) in connection with a sale to the public pursuant to a registration statement filed by the Company with the SEC under the Securities Act; provided, that in each of cases (i) and (ii), each pledgee, transferee or distributee (a) shall, as a condition precedent to such pledge or transfer, execute either, in the Company’s sole discretion, a counterpart copy of this Agreement or a written acknowledgment that it takes such shares subject to the restrictions and provisions of this Agreement and (b) is not a competitor of the Company as determined in good faith by the Board of Directors.  For purposes of this Section 1.1(i), any subsidiary of a Holder in which such Holder owns at least ninety-five percent (95%) of the voting securities shall not be deemed to be a competitor of the Company.

1.2  Demand Registration.

(a) Request by Holders.  If the Company shall receive a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities Then Outstanding not earlier than the earlier of (i) October ___, 2011 or (ii) six months after the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public, that the Company file a registration statement under the Securities Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities (or a lesser amount if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed Ten Million Dollars ($10,000,000)) pursuant to this Section 1.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject to the limitations of this Section 1.2.

(b) Underwriting.  If the Holders initiating the registration request under this Section 1.2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the Request Notice.  In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by such Holder and Initiating Holders holding a majority in interest of the Registrable Securities to be included in such registration) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and the holders of a majority of the Registrable Securities proposed to be registered.  Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration.  Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c) Maximum Number of Demand Registrations.  The Company is obligated to effect only two (2) such registrations pursuant to this Section 1.2 and shall not be obligated to effect such a registration during the six (6) month period after the effective date of the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act.

(d) Deferral.  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1.2 within thirty (30) days of receipt of the request from Initiating Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1.2 within thirty (30) days of receipt of the request from Initiating Holders a certificate signed by the President or Chief Executive Officer of the Company stating that the Company intends to file a registration statement for an initial public offering of its securities, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once.

(e) Expenses.  All registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for all of the selling Holder or Holders (the “Registration Expenses”) shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 1.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts or commissions payable to underwriters or brokers in connection with such offering (the “Selling Expenses”).  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered; provided, further, however, that if at the time of such withdrawal, (i) the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, (ii) the withdrawal relates to the Company exercising its right to defer the registration pursuant to Section 1.2(d) or (iii) the withdrawal is the result of the reduction by the underwriters of greater than fifty percent (50%) of the Registrable Securities sought to be registered by the Holders, then the Holders shall not be required to pay any of such expenses, such expenses shall be borne by the Company and the Holders shall retain their rights pursuant to this Section 1.2.

1.3 Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting.  If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that if such registration is also a demand registration pursuant to Section 1.2, the provisions of Section 1.2(b) shall control cutbacks by underwriters with respect to Initiating Holders and the number of shares that may be included in the registration and the underwriting shall be allocated first, to Initiating Holders on a pro rata basis as described in Section 1.2(b), second, to the Company, then third to each of the Holders requesting inclusion of their Registrable Securities in such registration statement as set forth in the preceding clause.  Notwithstanding the foregoing, no reduction pursuant to the foregoing sentence shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Qualified Public Offering (as defined in Section 1.11 below) and no such reduction may be made unless such registration does not include shares of any other selling stockholders.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members and shareholders of such Holder, or the estates and family members of any such partners, retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses.  All Registration Expenses incurred in connection with a registration pursuant to this Section 1.3 shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 1.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses incurred in connection with a registration pursuant to this Section 1.3 and all legal fees of such Holder’s legal counsel.

1.4 Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so-requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(1) if Form S-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000);

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than twice during any twelve (12) month period for a period of not more than ninety (90) days following receipt of the request of the Holder or Holders under this Section 1.4, provided that the Company shall not be entitled to exercise the deferral rights set forth in this Section 1.4(b)(3) to defer two consecutive requests by any Holder or Holders of Registrable Securities that the Company effect a registration on Form S-3 pursuant to this Section 1.4;

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected three (3) registrations on Form S-3 for Holders pursuant to this Section 1.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses.  Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 1.4 soon as practicable after receipt of the request(s) of the Holder(s) for such registration.  Until such time as three (3) registrations pursuant to this Section 1.4 are declared effective by the SEC, all Registration Expenses shall be borne by the Company and each Holder participating in a registration pursuant to this Section 1.4 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses.   Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered; provided, however, that if at the time of such withdrawal, (i) the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, (ii) the withdrawal relates to the Company exercising its right to defer the registration pursuant to Section 1.4(b)(3) or (iii) the withdrawal is the result of the reduction by the underwriters of greater than fifty percent (50%) of the Registrable Securities sought to be registered by the Holders, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 1.4   Following the third registration pursuant to this Section 1.4 which is declared effective by the SEC, the Holders who wish to participate in an S-3 registration shall pay all Registration Expenses and Selling Expenses incurred in connection with each subsequent registration requested pursuant to this Section 1.4.  The obligation of the Holders participating in an S-3 registration to pay such Registration Expenses and Selling Expenses shall be several and not joint and in such proportion so that each Holder is responsible for the portion of the expenses represented by the percentage that the number of the Registrable Securities of such Holder offered by and sold under the registration statement bears to the total number of all Registrable Securities offered by and sold under such registration statement.

(d) Not A Demand Registration.  Form S-3 registrations shall not be deemed to be demand registrations as described in Section 1.2 above.

1.5 Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g) furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2, 1.3 or 1.4 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

1.7 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8 Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4 hereof:

(a) Indemnification by the Company.  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and attorneys of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, member, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) Indemnification by Selling Holders.  To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each of its attorneys, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, attorney, controlling person, underwriter or other such Holder, partner, member or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, attorney, controlling person, underwriter or other Holder, partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice.  Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party to the extent of such prejudice under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d) Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus (i) was furnished to the indemnified party, (ii) would have cured the Violation, and (iii) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.  Notwithstanding the foregoing, if the offering is an underwritten offering, the foregoing indemnity agreements shall continue to inure to the benefit of such indemnified party to the extent such party is unable to receive indemnification from the underwriters of such offering.

(e) Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.8 but it is judicially determined by a court of competent jurisdiction that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.8; then, and in each such case, the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival.  The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

1.9 “Market Stand-Off” Agreement.  Each Holder hereby agrees that it shall not during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 18 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the capital stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of capital stock or other securities, in cash or otherwise,  provided, however, that, all executive officers and directors of the Company and holders of greater than one percent (1%) of the Company’s outstanding Common Stock (on an as-converted basis) (“One Percent Stockholders”) then holding Common Stock of the Company enter into similar agreements and are similarly bound.

In order to enforce the foregoing covenant, (i) the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.9 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period and (ii) the Holder agrees to execute an agreement requested by the Company and/or underwriter providing for the restrictions as set forth in this Section 1.9; provided, however, that all executive officers and directors of the Company and One Percent Stockholders then holding Common Stock of the Company enter into similar agreements; and provided, further, that such agreement shall (a) contain a definitive termination date that is no more than one hundred eighty (180) days from the effective date of such registration statement, (b) not prevent a Holder from disposing of another company’s stock solely because such other company operates a similar business to the Company, (c) if the Company’s registration statement has not been declared effective under the Securities Act, terminate no later than two hundred seventy (270) days following the date such agreement is signed and delivered by the Holder to the Company and/or underwriter and (d) in the event any of the shares of the Common Stock, excluding any shares which are to be included in such registration, held by the officers, directors and/or the One Percent Stockholders then holding Common Stock are released by the underwriters from the lock-up restrictions set forth in similar agreements, permit a number of shares of the Common Stock held by a Holder, which number shall be equal to the largest number of  shares of the Common Stock which were released from the lock-up provisions by the underwriters for an individual officer, directors and/or One Percent Stockholder, to be released immediately from any remaining lock-up restrictions provided by such agreement.

1.10 Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC, which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) as long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.11 Termination of the Company’s Obligations Under this Section 1.  The Company shall have no obligations pursuant to Sections 1.2, 1.3 and 1.4 with respect to:  (i) any request or requests for registration made by any Holder on a date more than three (3) years after the closing date of the first firmly underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, on the terms and conditions approved by the Board of Directors offering shares of the Company’s Common Stock, and for a total offering of not less than $25 million (after deduction of applicable underwriters discounts and commissions) (a “Qualified Public Offering”); or (ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2, 1.3 or 1.4 if, after the Qualified Public Offering, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act and such Holder owns less than 1% of the Common Stock.

1.12 Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of sixty six and two thirds percent (66 2/3%) of the Registrable Securities Then Outstanding and the written consent of the Series B Director and the Series C Director, enter into any agreement with any holder or prospective holder of any securities of the Company that provides such holder or prospective holder with registration rights superior to or on a parity with the registration rights provided to the Investors pursuant to this Section 1.

2.      ASSIGNMENT AND AMENDMENT; JOINDER.

2.1 Assignment.  Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 1, the Investors’ Right of First Refusal under Section 3, and the information rights under Section 4, if applicable, may be assigned only to (i) a party who acquires at least the lesser of all of the Registrable Securities held by the transferor or Three Hundred Thousand (300,000) such shares or (ii)(A) a shareholder, a partner (including retired partner), a member (including former member), a beneficiary, or an entity that controls, is controlled by, or is under common control with a Holder that is a corporation, partnership, limited liability company or other entity; (B) a spouse, child, parent, sibling or beneficiary of the estate of such Holder or (C) a trust for the benefit of the persons set forth in (A) or (B); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2 and that such assignee is not a competitor of the Company, as determined on good faith by the Board of Directors.

2.2 Amendment of Rights; Waiver; Joinder.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding a majority of the Registrable Securities Then Outstanding.  Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.  Notwithstanding the foregoing, no amendment of this Agreement will be effective against a party to this Agreement without such party's prior written consent if such amendment would treat such party in an adverse manner relative to the other parties hereto.  Notwithstanding the foregoing, any Eligible Purchaser (as defined in the Purchase Agreement) may become party to this Agreement in connection with the Subsequent Closing (as defined in the Purchase Agreement) by execution of a counterpart Investor signature page hereto without any further action or amendment required by the existing parties hereto.

3.   INVESTORS’ RIGHT OF FIRST REFUSAL.

3.1 Right of First Refusal.  If, at any time after the date of this Agreement and prior to the termination of this right of first refusal pursuant to subsection 5.12, the Company should desire to issue any Equity Securities (as hereinafter defined) in a transaction not registered under the Securities Act in reliance upon a claimed exemption thereunder, it shall give each Investor who, together with any person it controls, is controlled by or is under common control with, or a transferee permitted under Section 2 hereof holds not less than three hundred thousand (300,000) shares of Registrable Securities (a “Qualifying Investor”), the right to purchase such Qualifying Investor’s pro rata share (or any part thereof) of all of such privately offered Equity Securities on the same terms as the Company is willing to sell such Equity Securities to any other person.  Each such Qualifying Investor’s pro rata share of the Equity Securities shall be equal to that percentage of the outstanding Common Stock of the Company held by such Qualifying Investor on the date of delivery of notice to such Qualifying Investor, as set forth in Section 3.2 below, of the Company’s intention to sell and issue such Equity Securities.  For purposes of this subsection 3.1, the outstanding Common Stock of the Company shall include (i) outstanding shares of Common Stock, and (ii) shares of Common Stock issued or issuable upon exercise and/or conversion of any then outstanding options, warrants and Preferred Stock of the Company.

3.2 Notice; Over-Allotment.  Prior to any sale or issuance by the Company of any Equity Securities, the Company shall notify in writing each Qualifying Investor of its intention to sell and issue such securities, setting forth the terms under which it proposes to make such sale.  Within ten (10) business days after receipt of such notice, each such Qualifying Investor shall notify the Company in writing whether such Qualifying Investor desires to purchase such Qualifying Investor’s pro rata share, or any part thereof, of the Equity Securities so offered.  If any Qualifying Investor fails to deliver notice in writing within such ten (10) day period of its election to purchase such Qualifying Investor’s full pro rata share of an offering of Equity Securities (a “Nonpurchasing Investor”), then such Nonpurchasing Investor shall forfeit the right hereunder to purchase that part of its pro rata share of such Equity Securities that it did not so elect to purchase and the Company shall promptly give each Qualifying Investor who has timely elected to purchase its full pro rata share of such offering of Equity Securities (a “Purchasing Investor”) written notice of the failure of any Nonpurchasing Investor to purchase such Nonpurchasing Investor’s full pro rata share of such offering of Equity Securities (the “Over-Allotment Notice”).  Each Purchasing Investor shall have a right of over-allotment such that such Purchasing Investor may elect to purchase a portion of the Nonpurchasing Investors’ unpurchased pro rata share of such offering on a pro rata basis according to the relative pro rata share of the Purchasing Investors, by delivery of written notice of such election to the Company at any time within five (5) business days after receiving the Over-Allotment Notice.

3.3 Company Sales Period.  After termination of the ten (10) business day period plus, if applicable, the subsequent five (5) business day period specified in subsection 3.2 above, the Company may, during a period of ninety (90) days following the end of such period, sell and issue such Equity Securities as to which a Qualifying Investor does not indicate a desire to purchase to another person upon the same terms and conditions as those set forth in the notice to the Qualifying Investors.  In the event the Company has not sold the Equity Securities, or has not entered into an agreement to sell the Equity Securities, within said ninety (90) day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Qualifying Investors in the manner provided above.

3.4 Closing of Investor Purchases.  If a Qualifying Investor gives the Company notice that such Qualifying Investor desires to purchase any of the Equity Securities offered by the Company, payment for the Equity Securities shall be by check or wire transfer, against delivery of the Equity Securities at the executive offices of the Company within twenty (20) days after giving the Company such notice, or, if later, the closing date for the proposed sale of such Equity Securities.  The Company shall take all such action as may be required by any regulatory authority in connection with the exercise by such Qualifying Investor of the right to purchase Equity Securities as set forth in this Section 3.

3.5 Exempted Issuances.  The right of first refusal contained in this Section 3 shall not apply to the issuance by the Company of Equity Securities (i) upon conversion of the Securities; (ii) shares issuable or issued to employees, independent contractors, consultants, officers or directors of the Company pursuant to the Company’s 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”) or such other stock option plan or restricted stock plan duly approved by the Board of Directors of the Company; (iii) in connection with the acquisition of all or part of another company by the Company by merger or other reorganization, or by purchase of all or part of the assets of another company, pursuant to a plan or arrangement duly approved by (a) the Board of Directors including the director elected solely by the holders of the Series B Preferred Stock (the “Series B Director”) and the director elected solely by the holders of the Series C Preferred Stock (the “Series C Director”) and (b) the holders of sixty six and two-thirds percent (66 2/3%) of the Registrable Securities; (iv) in connection with equipment lease or bank financings, or other commercial transactions, as  approved by the Board of Directors, including the Series B Director and the Series C Director; (v) upon the exercise of warrants, options or other convertible securities issued on or prior to the date of this Agreement (including warrants issued by the Company to Sigma on the date hereof); (vi) in connection with any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a “Recapitalization Event”); (vii) in connection with the Qualified Public Offering; (viii) to any of the investors listed in Schedule A and Schedule A-1  to the Purchase Agreement; or (ix) by way of a dividend or other distribution on Equity Securities described in the foregoing clauses (i) through (viii).

3.6 Equity Securities Defined.  The term “Equity Securities” shall mean (i) Common Stock, rights, options or warrants to purchase Common Stock, (ii) any security other than Common Stock having voting rights in the election of the Board of Directors, not contingent upon a failure to pay dividends, (iii) any security convertible into or exchangeable for any of the foregoing, and (iv) any agreement or commitment to issue any of the foregoing.

4.   INFORMATION RIGHTS AND OTHER COVENANTS.

4.1 Financial Statements and Reports.  The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.  The Company shall deliver to Investors, (i) as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such year and consolidated statements of income, stockholders’ equity and cash flows for such year, which year-end financial reports shall be in reasonable detail, prepared in accordance with generally accepted accounting principles and audited by an accounting firm of national standing; (ii) as soon as practicable after the end of each fiscal quarter of the Company, and in any event within forty-five (45) days thereafter, an unaudited, consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such quarter and consolidated statements of income, stockholders’ equity and cash flows for such quarter, which quarter-end financial reports shall be in reasonable detail, prepared in accordance with generally accepted accounting principles; and (iii) as soon as practicable after the end of the month, and in any event within thirty (30) days thereafter, an unaudited, consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month and consolidated statements of income, stockholders’ equity and cash flows for such month, which month-end financial reports shall be in reasonable detail, prepared in accordance with generally accepted accounting principles.  The Company will further deliver to such Investor, within thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including a balance sheet and statement of operations for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.  The Company will further provide to the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock holdimnt at least three hundred thousand (300,000) Shares such monthly and quarterly reports as such holders shall reasonably require, to include revenue, cash, burn rate waterfall charts and quarterly updates.

4.2 Inspection.  The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records, and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor.

4.3 Proprietary Inventions and Information Agreement.  The Company agrees to use its best efforts to cause each employee and consultant whose services are hereafter retained by the Company to execute a Proprietary Inventions and Information Agreement in substantially the form attached to the Purchase Agreement as Exhibit I.

4.4 Vesting.  The Company agrees that grants of stock or options issued  after the date hereof to employees and consultants will provide that such grants and options shall vest (or shall be subject to a right of repurchase that lapses) over a four-year period from the commencement of service to the Company, (with 1/4 vesting at the end of the first year and 1/48 per month thereafter) unless different vesting provisions are unanimously approved by the Company’s Board of Directors.  The Company agrees that unvested shares of Common Stock issued by the Company shall be subject to a repurchase option in favor of the Company upon the termination of the employee’s services to the Company at the original cost thereof and the Company shall have a right of first refusal with respect to shares of Common Stock issued by the Company.  Notwithstanding the foregoing, the Board of Directors shall have the discretion on a case by case basis to provide that up to four quarters of vesting may accelerate or the repurchase option may lapse with respect to four quarters worth of unvested shares upon a Change of Control (as defined in the Company’s Certificate of Incorporation, as amended from time to time) and the termination without cause of such holder of unvested options or shares subject to repurchase (“cause” to be defined by the Board of Directors in good faith) within one year from the effective date of the Change of Control.  The agreements providing for such vesting or repurchase option shall prohibit transfer of unvested shares of Common Stock (or such shares subject to a repurchase option).  Such agreements shall also provide for a market standoff provision prohibiting transfer of the Company’s Common Stock within one hundred eighty (180) days or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within 18 days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering,from the Company’s initial public offering, subject to standard carve outs.

4.5 Indebtedness.  Without the due approval of the Board of Directors including the Series B Director and the Series C Director, the Company will not incur additional indebtedness from the date hereof strictly for money borrowed from a third party, in an amount exceeding $500,000 (other than purchase money obligations or trade debt in the ordinary course of business).

4.6 Stock Option Reserve.  The Company shall not increase the number of shares of the capital stock of the Company reserved for issuance pursuant to the Company’s 2003 Plan from Fifteen Million Eight Hundred Eighty-Six Thousand Eight Hundred Thirty-Three (15,886,833) shares of Common Stock without the approval of either (i) the Board of Directors, including the Series B Director and the Series C Director, or (ii) the holders of at least sixty six and two thirds percent (66 2/3%) of the issued and outstanding Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting as a single class.

4.7 Key Man Insurance; Other Insurance.  Unless otherwise waived in writing by the Series B Director and the Series C Director, the Company will obtain and maintain “key man” term life insurance policies for individuals and in the amounts designated by the Board of Directors, to include at least Dr. Thomas Walsh, with such policies naming the Company as beneficiary.  Such policies shall include, at a minimum, a term life insurance policy for

Thomas Walsh in an amount equal to at least Two Million Dollars ($2,000,000).  The Company will keep in force with good and responsible insurance companies adequate fire, public liability, property damage and other insurance, of the kinds and in amounts as are usual and customary in the type of business conducted by the Company.

4.8 Directors and Officers Insurance.  The Company agrees to:

(a) use its best efforts to obtain at reasonable cost directors and officers liability insurance in amounts approved by the Board of Directors promptly after the date hereof, and in any case, the Company shall not file a registration statement with the SEC nor consummate an event triggering distributions upon liquidation described in Article IV, Section B(3) of the Company’s Certificate of Incorporation, as amended, without obtaining directors and officers liability insurance in amounts approved by the Board of Directors; provided that all or any of the provisions of this covenant may be waived with the written consent of a majority of the Board of Directors, including the Series B Director and the Series C Director; and

(b) enter into written agreements in customary form after the date hereof with each member of its Board of Directors and any related investment funds of any such Directors providing for indemnification to the maximum extent possible in accordance with Delaware law, and in a manner consistent with its Bylaws and Certificate of Incorporation, as amended.

4.9 Director Meetings.  The Company agrees to hold quarterly meetings of the Board of Directors until such time as the Board unanimously agrees to hold such meetings less frequently.  The Company further agrees to reimburse members of the Board of Directors for reasonable out of pocket expenses (including reasonable expenses incurred in attending Board meetings outside a fifty (50) mile radius of such member’s primary office) incurred by them on the Company’s behalf upon the Company’s receipt of standard documentation for same.

4.10 Compensation Committee.  The Board of Directors of the Company shall maintain a compensation committee with the responsibility to recommend management compensation, benefit plans and general equity incentive plans to the Board of Directors for approval.  The compensation committee shall be constituted of no more than three members of the Board of Directors, at least one of whom shall be the Series B Director and at least one of whom shall be the Series C Director.  The charter of such committee shall provide that no decision regarding executive compensation or the Company’s equity incentive plans shall be made by such committee without the unanimous approval of its members.

4.11 Qualified Small Business Reporting.  So long as Investors continue to hold Registrable Securities, or such shares are held by a transferee whose ownership thereof is eligible to qualify as Qualified Small Business Stock, as defined in Section 1202(c) of the Internal Revenue Code of 1986 as amended (the “Code”), and such reporting and recordkeeping is necessary for such Registrable Securities to qualify as Qualified Small Business Stock, the Company will comply with all reporting and recordkeeping requirements required of a Qualified Small Business by the Code and the regulations promulgated thereunder.  In addition, the Company shall submit such reports and comply with such other requirements as may be imposed by the Internal Revenue Service (or corresponding applicable state taxing authority) on corporations seeking to achieve and maintain status as a qualified small business within the meaning of Section 1202(d) of the Code.  The Company shall not take any other actions outside the ordinary course of business without the approval of the Board of Directors, including each of the Series B Director and the Series C Director, to lose the Company’s status as having “Qualified Small Business Stock.”

4.12 Reservation of Common Stock.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Securities, all Common Stock issuable from time to time upon such conversion.

5.   GENERAL PROVISIONS.

5.1 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) the day of sending such notice by electronic mail, or (iv) one business day after deposit with a recognized overnight courier, addressed (a) if to the Investor, at the Investor’s address set forth on the Schedule of Purchasers to the Purchase Agreement, or at such other address as the Investor shall have furnished to the Company in writing upon 10 days’ notice, or (b) if to any other Holder of Registrable Securities, at such address as such Holder shall have furnished the Company in writing on 10 days’ notice or, until such Holder so furnishes an address to the Company, to and at the address of the last Holder of such Registrable Securities who has so furnished an address to the Company, or (c) if to the Company, at the following address or at such other address as the Company shall have furnished to the Investor upon 10 days’ notice:

Nexx Systems, Inc.
900 MiddlesexTurnpike, Building #6
Billerica, MA  01821-3904
Attention: Chief Executive Officer
Fax: (978) 932-2099

With a copy to:

Mintz Levin
One Financial Center
Boston, Massachusetts 02111
Attention:  Neil H. Aronson, Esquire
Fax:  (617)542-2241
Email: naronson@mintz.com

5.2 Entire Agreement.  This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations, including the Original Rights Agreement, the Investor Rights Agreement and Restated Investor Rights Agreement, among the parties respecting the subject matter hereof.

5.3 Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.

5.4 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.5 Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

5.6 Successors and Assigns.  Subject to the provisions of Section 2.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

5.7 Captions.  The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

5.8 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Costs and Attorneys’ Fees.  In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

5.10 Adjustments for Stock Splits and Certain Other Changes.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any Recapitalization Event, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such Recapitalization Event.

5.11 Amendment and Restatement.  This Agreement is intended to and does completely further amend, restate and replace, the Restated Investor Rights Agreement and the Restated Investor Rights Agreement is hereby terminated and shall no longer be of force and effect.

5.12 Termination.  Except as otherwise provided herein, the rights and obligations of an Investor pursuant to Sections 3 and 4 shall terminate at such time as that Investor shall no longer be the owner of any Registrable Securities.  Unless sooner terminated in accordance with the preceding sentence, the obligations of the Company pursuant to Sections 3 and 4 shall terminate upon the occurrence of any of the following events:

(a) an event triggering distribution upon liquidation as described in Article IV, Section B(3) of the Company’s Certificate of Incorporation, as amended;

(b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

(c) upon the closing of a Qualified Public Offering.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement as of the date and year first above written.

Nexx Systems, Inc.

By:	/s/ Thomas Walsh
Thomas Walsh
Chief Executive Officer

EXHIBIT A

Schedule of Investors

Holders of Series A Preferred Stock	Holders of Series B Preferred Stock	Holders of Series C Preferred Stock	Holders of Series D Preferred Stock

Newport Corporation	Enterprise Partners V, L.P.	Enterprise Partners V, L.P.	Enterprise Partners V, L.P.
	Enterprise Partners VI, L.P.	Enterprise Partners VI, L.P.	Enterprise Partners VI, L.P.
	Richard S. Post	Richard S. Post	Richard S. Post
	Bruce C. Rhine	Sigma Partners 6, L.P.	Sigma Partners 6, L.P.
	Ronald & Jean Davidson	Sigma Associates 6, L.P.	Sigma Associates 6, L.P.
	Max Lagally	Sigma Investors 6, L.P	Sigma Investors 6, L.P
	Leslie Levine	Ronald & Jean Davidson	Arthur Kiegler
	Miklos Porkolab	Max Lagally	Boris Vishnepolsky
	Daniel Prime and Lori Garcia	Leslie Levine	Daniel Prime
	Seki Technotron Corp	Miklos Porkolab	John Conrad
	John & Teresa Waldes	Daniel Prime and Lori Garcia	John Waldes
	Kevin Crofton	Seki Technotron Corp	Leslie Levine
		John & Teresa Waldes	Max Lagally
		Kevin Crofton	Mintz Levin Investments
Renu & Nilendu Srivastava
Rezwan Lateef
Robert Anderson
Robert Dzamko
Robert Gross
Stan Piekos
Stan Piekos IRA
Teltec GmbH
Teltec SA